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                                                                      EXHIBIT 8


                          Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                           New York, New York  10153
                                (212) 310-8000


                                 June 6, 1996


Hurco Companies, Inc.
One Technology Way
Indianapolis, Indiana 46268

Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the distribution by Hurco Companies, Inc. (the "Company") to holders of record of its common stock, no par value (the "Common Stock"), of non-transferable rights (the "Rights") to subscribe for and purchase additional shares of common stock of the Company (the "Rights Offering").

          In formulating our opinion as to the matters certified, we have examined such documents as we deemed appropriate, including the Registration Statement on Form S-3, dated June 6, 1996, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1993, as amended to the date hereof (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

          Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Rights Offering set forth in the Registration Statement and of the representations made to us by the Company, which are set forth in the Certificate from the Company, dated the date hereof, (ii) that the Rights Offering is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement, and (iii) that no person, in his, her or its capacity as a shareholder of the Company, receives (either directly or indirectly) a distribution of cash or property from the Company, including, without limitation, a distribution of cash or property in
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Hurco Companies, Inc.
June 6, 1996
Page 2

redemption of stock of the Company, within the three-year period following the date of distribution of the Rights.

          The terms of the Rights Offering, which are set forth in the Registration Statement, are incorporated herein by reference.

          Based upon the facts and statements with respect to the Rights Offering, as set forth in the documents referred to above, and subject to the assumptions set forth above, we hereby confirm that the legal conclusions set forth in the discussion under the heading "FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement accurately reflects our opinion as to the material federal income tax consequences to holders of Common Stock in respect of the receipt of Rights, the exercise or expiration of such Rights and the sale of Common Stock acquired through the exercise of such Rights.

          The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed concerning any matters other than those specifically referred to herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein.

                                 Very truly yours,

                                 /s/ Weil, Gotshal & Manges LLP